Exhibit 1.01

Conflict Minerals Report of Cavium, Inc.

for the year ended December 31, 2014

This report is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements related to “conflict minerals.” As of the date this report is filed with the SEC “conflict minerals” for purposes of the Rule and this report are defined as columbite-tantalite, cassiterite, gold, wolframite, and their derivatives, which are limited to tantalum, tin, and tungsten. The Rule imposes certain reporting obligations on SEC registrants when conflict minerals are necessary to the functionality or production of their products. The reporting obligations set forth in the Rule apply to SEC registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.

If a registrant determines that conflict minerals are necessary to the functionality or production of their products, the registrant is required to conduct in good faith a reasonable country of origin inquiry regarding those conflict minerals that is reasonably designed to determine whether any of the conflict minerals originated in the Democratic Republic of the Congo or an adjoining country (collectively the “Covered Countries”). If a registrant can establish that the conflict minerals originated from sources other than one of the Covered Countries or originated from recycled and scrap sources, they must submit a Form SD which describes the reasonable country of origin inquiry completed by the registrant. If based on its reasonable country of origin inquiry a registrant knows or has reason to believe that any of the conflict minerals in its supply chain may have originated in the Covered Countries or knows or has reason to believe that those conflict minerals may not be solely from recycled or scrap sources, or if they are unable to determine the country of origin of those conflict minerals, then the issuer must exercise due diligence on the source and chain of custody of the conflict minerals to determine if those conflict minerals directly or indirectly financed or benefited armed groups in the Covered Countries. The registrant must annually submit a conflict mineral report to the SEC that includes a description of those due diligence measures.

This report has been prepared by management of Cavium, Inc. (herein referred to as “Cavium,” the “Company,” “we,” “us,” or “our”). The information includes the activities of all majority-owned subsidiaries.

Company Overview

We are a provider of highly integrated semiconductor processors that enable intelligent processing for wired and wireless networking, communications, storage, cloud, wireless, security, video and connected home and office applications. A range of our products also include a rich suite of embedded security protocols that enable unified threat management, or UTM, secure connectivity, network perimeter protection, and Deep Packet Inspection. We sell our products to providers of networking equipment that sell into the enterprise, datacenter, service provider, and broadband and consumer markets. In the enterprise market, our products are used in routers, switches, wireless local area networks, or WLAN, and UTM. In the datacenter market, our products are used in servers and server load balancers. In the service provider market in wired infrastructure our products are used in edge routers, cable modem termination system head-ends, and media gateways, and in wireless infrastructure in 3G/4G base stations, radio network controllers, small cell, and evolved packet core nodes. In the broadband and consumer market our products are used in home gateways, wireless High-Definition Multimedia Interface, WLAN, small office/home office, and UTM. Our products are systems on a chip, or SoCs, which incorporate single or multiple processor cores, a highly integrated architecture and customizable software that is based on a broad range of standard operating systems.

We focus our resources on the design, sales and marketing of our products, and outsource the manufacturing of our products. Since we outsource manufacturing of our products, we do not purchase raw ore or unrefined conflict minerals nor do we engage in the actual mining of conflict minerals, therefore we are many steps removed in the supply chain from the mining of conflict minerals.

The origin of conflict minerals cannot be determined with any certainty once the ores are smelted, refined and converted to ingots, bullion or other conflict minerals containing derivatives. The smelters and refiners are consolidating points for ore and are in the best position in the supply chain to know the origin of the ores. In order to manage the task of determining the source of conflict minerals in our products, we rely upon our suppliers to provide information on the origin of the conflict minerals contained in components and materials supplied to us, including identification of smelters and refiners of conflict minerals that are supplied to them. Our suppliers are expected to provide the conflict mineral sourcing information to us per our Environmental and Conflict Mineral Program. We engaged a third party data collection, content management service and software consulting firm to conduct outreach to suppliers, conduct reasonable country of origin inquiry, assess and validate data responses from suppliers and maintain a database of the responses from suppliers.

With the assistance of the third party consulting firm and using our component and contract manufacturer list, we launched our conflict minerals due diligence communication survey to suppliers and contract manufacturers to comply with the Rule and provide this report for the year ended December 31, 2014. We chose to use the standard conflict minerals reporting templates established by the Conflict-Free Sourcing Initiative (“CFSI”).

Reasonable Country of Origin Inquiry and Due Diligence Program and Process

Based on an analysis of our products we found that tantalum, tin, tungsten and gold are necessary to the functionality or production of Cavium products. Therefore, Cavium products are subject to the reporting obligations of the Rule.

Our due diligence processes and efforts have been developed in conjunction with the 2nd edition of The Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold and for tantalum, tin, and tungsten.

Our due diligence process for conflict minerals includes: implementing the Environmental and Conflict Mineral Program, establishment of a cross functional team to exercise the Environmental and Conflict Mineral Program and prepare any required reports, communication to suppliers, auditing our tier 1 suppliers to ensure compliance with the EICC code of conduct, including its conflict minerals provisions, record keeping and escalation procedures.

We look to industry guidelines to help establish our conflict mineral programs such as the joint Electronic Industry Citizen Coalition (“EICC”) and the Global e-Sustainability Initiative (“GeSI”) which has developed the Conflict Free Smelters (CFS) program aiming to enable companies to source conflict-free minerals. The CFS program audits smelters and refineries to ensure that all certified smelters and refineries only use ores that are conflict free from the Covered Countries.

We engaged a third party consulting firm to assist us in implementing our due diligence process. We, through the consulting firm, conducted a survey of our suppliers using the template developed jointly by the EICC and GeSI, known as the CFSI Reporting Template (the “Template”). The Template is a standardized reporting template that was developed to facilitate the transfer of information through the supply chain regarding smelters that provide material to a company’s supply chain and mineral country of origin. It includes questions regarding a company’s conflict-free policy, engagement with its suppliers, a listing of the smelters the company and its suppliers use, the origin of conflict minerals included in a supplier’s products, as well as supplier due diligence. The Template is being widely adopted by many companies in their due diligence processes related to conflict minerals.

Since we do not manufacture our products directly, we do not have direct relationships with conflict mineral smelters and refiners, nor do we perform direct audits of smelters or refiners that provide our supply chain the conflict minerals. However, we do rely upon the industry (for example, EICC and CFSI) efforts to influence smelters and refineries to get audited and certified through CFSI’s CFS program.

Results of Due Diligence

As a result of our downstream position in the supply chain of conflict minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the conflict minerals in our products. Our due diligence processes are based on the necessity of seeking data from our suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the conflict minerals. We also rely on information collected and provided through CFSI’s CFS program. Such information may yield inaccurate or incomplete information and may be subject to fraud.

Another complicating factor is the unavailability of country of origin information from our suppliers on a continuous, real-time basis. The supply chain of conflict minerals is a multi-step process operating more or less on a daily basis, with ore delivered to smelters and refiners, smelters and refiners smelting or refining ores into metal containing derivatives, derivatives being shipped, sold and stored in numerous market locations around the world and distributors and purchasers holding varying amounts of the derivatives in inventory. As a result, we ask that the data from our suppliers cover the entire reporting year.

Through a third party consulting firm we surveyed our suppliers using the Template to obtain country of origin information for the conflict minerals in our products. We have relied on these supplier responses to provide us with information about the source of conflict minerals contained in the components and materials supplied to us for our products. We received responses from suppliers representing approximately 73% of our manufacturing spend on suppliers in 2014. We continued to receive supply chain responses through May 2015, however due to the complex nature of our supply chain some suppliers need additional time to verify the origin of the conflict minerals included in components or materials supplied to us. As a result, it is difficult to identify the origin of conflict minerals from all of our suppliers. We will try to develop further transparency in our supply chain in the future by furthering our supply chain due diligence processes and requiring accountability within our supply chain.

We adopted the CFSI’s industry approach and traced back the origin of conflict minerals by identifying smelters, refineries or recyclers and scrap supplier sources. We leveraged CFSI and its CFS program to trace the mine of origin of the conflict minerals where possible, comparing the list of smelters provided by our suppliers against the CFS list. Through our survey our suppliers identified over 280 smelters, refineries or recyclers and scrap suppliers who supplied materials or components to our suppliers. Approximately 27% of the smelters and refineries identified by our suppliers are on the list of CFSI’s certified Conflict Free Smelters and considered to be conflict free. With respect to the smelters not CFS listed, though our suppliers disclosed in our conflict mineral due diligence survey that none of the smelters are located in the Covered Countries, the suppliers were unable to confirm if the mine was located in the Covered Countries. Therefore, we were unable to ascertain the country of origin of all of the conflict minerals in our products for the year ended December 31, 2014. We are continuing to follow up and work with our suppliers to identify the mine locations.

As we continue to refine and progress our conflict mineral due diligence processes and programs, if a supplier is unresponsive or is unable to determine the location of a mine for a conflict mineral supplied to Cavium, we will evaluate moving to an alternate supplier, if available. In the event that a supplier determines a conflict mineral is from a mine in one of the Covered Countries that directly or indirectly finances or benefits armed groups, Cavium will evaluate alternate suppliers and will use commercially reasonable efforts to move to an alternate supplier, if available.

As we continue to develop our conflict mineral due diligence program, in order to mitigate any risk that the necessary conflict minerals in Cavium products could benefit armed groups in the Covered Countries, we intend to improve supplier communication to increase the response rate of suppliers and identification of supplier smelters as well as to influence suppliers to use smelters that obtain CFS status where possible within a reasonable time frame. The time frame will be dependent on the criticality of the specific material or component and the availability of alternative suppliers.

The historical statements contained in this report are based on information available to us at the time of the filing of the Form SD to which this report relates. This report also contains forward-looking statements, including our plans to mitigate risk, improve our programs and improve our processes, which are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Risks that may cause these forward-looking statements to be inaccurate include: we may fail to carry out these plans in a timely manner or at all; these plans may not be effective; our suppliers, their respective suppliers and smelters, our industry peers or industry groups may not cooperate with us in our efforts to carry out these steps; these steps may not be effective in mitigating the risk that conflict minerals used in our products benefit armed groups; or other risks detailed from time-to-time in our Securities and Exchange Commission filings and reports, including, but not limited to, our most recent quarterly report on Form 10-Q. We do not intend to update the information contained in this report.